Free Writing Prospectus dated June 5, 2017 (to Prospectus dated May 30, 2017 and Preliminary Prospectus Supplement dated June 5, 2017)	Filed pursuant to Rule 433 Registration Statement No. 333-218330

NOKIA CORPORATION
$500,000,000 3.375% Notes due 2022
Pricing Term Sheet - June 5, 2017

Issuer:	Nokia Corporation
Title:	3.375% Notes due 2022
Expected Ratings:	Ba1 / BB+ (Moody’s / S&P)
Aggregate Principal Amount:	$500,000,000
Price to Public:	99.499% of the principal amount, plus accrued interest from June 12, 2017
Underwriting Discount:	40 bps
Proceeds Before Expenses:	$495,495,000
Maturity Date:	June 12, 2022
Interest Rate:	3.375% per annum
Interest Payment Dates:	Each June 12 and December 12, commencing December 12, 2017
Interest Record Dates:	15 calendar days before each Interest Payment Date
Yield to Maturity:	3.485%
Spread to Benchmark Treasury:	T+175 bps
Benchmark Treasury:	UST 1.750% due May 31, 2022
Benchmark Treasury Yield:	1.735%
Redemption Provisions:	Make-whole and Tax
Make-Whole Spread:	At any time at a discount rate of Treasury plus 25 bps
Tax Redemption:	100%
Business Days:	New York City, Helsinki
CUSIP/ISIN:	654902 AD7 / US654902AD73
Concurrent Debt Offering:	The Issuer is also offering $500,000,000 of 4.375% Notes due 2027
Joint Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Expected Settlement Date:	June 12, 2017 (T+5)

Note: A securities rating is not a recommendation to buy sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at Barclaysprospectus@broadridge.com, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146, or by email at prospectus@citi.com, Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 1-866-471-2526, or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, or by telephone collect at 1-212-834-4533.

NOKIA CORPORATION
$500,000,000 4.375% Notes due 2027
Pricing Term Sheet - June 5, 2017

Issuer:	Nokia Corporation
Title:	4.375% Notes due 2027
Expected Ratings:	Ba1 / BB+ (Moody’s / S&P)
Aggregate Principal Amount:	$500,000,000
Price to Public:	99.591% of the principal amount, plus accrued interest from June 12, 2017
Underwriting Discount:	50 bps
Proceeds Before Expenses:	$495,455,000
Maturity Date:	June 12, 2027
Interest Rate:	4.375% per annum
Interest Payment Dates:	Each June 12 and December 12, commencing December 12, 2017
Interest Record Dates:	15 calendar days before each Interest Payment Date
Yield to Maturity:	4.426%
Spread to Benchmark Treasury:	T+225 bps
Benchmark Treasury:	UST 2.375% due May 15, 2027
Benchmark Treasury Yield:	2.176%
Redemption Provisions:	Make-whole and Tax
Make-Whole Spread:	At any time at a discount rate of Treasury plus 35 bps
Tax Redemption:	100%
Business Days:	New York City, Helsinki
CUSIP/ISIN:	654902 AE5 / US654902AE56
Concurrent Debt Offering:	The Issuer is also offering $500,000,000 of 3.375% Notes due 2022
Joint Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Expected Settlement Date:	June 12, 2017 (T+5)

Note: A securities rating is not a recommendation to buy sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-888-603-5847, or by email at Barclaysprospectus@broadridge.com, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146, or by email at prospectus@citi.com, Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 1-866-471-2526, or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, or by telephone collect at 1-212-834-4533.